Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/10/14	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S GLOBAL COMPARABLE SALES INCREASE 1.2% IN JANUARY

OAK BROOK, IL - McDonald’s Corporation today announced that global comparable sales increased 1.2% in January. Performance by segment was as follows:

•	U.S. down 3.3%

•	Europe up 2.0%

•	Asia/Pacific, Middle East and Africa (APMEA) up 5.4%

“Throughout the McDonald's System we are committed to elevating the customer experience and enhancing our customers' relationship with our brand,” said McDonald’s President and Chief Executive Officer Don Thompson. “We are intent on improving our performance by building on our customer-driven strategies and the fundamental strengths of our proven business model.”

In January, U.S. comparable sales decreased 3.3% amid broad-based challenges including severe winter weather. During the month, the U.S. featured the breakfast line-up and Dollar Menu & More value options. Across the U.S., McDonald’s is focused on regaining positive momentum with customer engagement, menu choice and operations excellence initiatives designed to enhance the customer experience.

In Europe, January’s comparable sales increased 2.0% as positive performance in the U.K. and France was partly offset by negative results in Germany. Europe's results in January reflected a customer-focused approach that incorporated menu variety, everyday affordability and daypart expansion.

Comparable sales in APMEA increased 5.4% in January driven by results in China, reflecting a shift in timing of Chinese New Year and lapping the residual effects of consumer sensitivity related to the prior year supply chain issue in the chicken industry. January's comparable sales also benefited from solid results in Japan, Australia and many other markets. APMEA’s emphasis on unique menu, convenience and affordability options tailored to local market tastes and lifestyles contributed to performance for the month.

Systemwide sales for the month increased 0.6%, or 3.9% in constant currencies.

Percent Increase/(Decrease)	Comparable Sales		Systemwide Sales
			As	Constant
Month ended January 31,	2014	2013	Reported	Currency
McDonald’s Corporation	1.2	(1.9)	0.6	3.9
Major Segments:
U.S.	(3.3)	0.9	(2.4)	(2.4)
Europe	2.0	(2.1)	6.0	4.8
APMEA	5.4	(9.5)	0.3	10.0
Definitions

•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Generally, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In January 2014, this calendar shift/trading day adjustment consisted of one less Tuesday and one more Friday compared with January 2013. The resulting adjustment varied by area of the world, ranging from approximately 0.4% to 1.3%. In addition, the timing of holidays can impact comparable sales.

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Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
The Company plans to release February 2014 sales on March 10, 2014.
About McDonald's
McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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